EXHIBIT (10)

                        Consent of Deloitte & Touche LLP




INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 7 to Registration Statement No. 333-03963 of Acacia National Variable Annuity Separate Account II of our report dated February 16, 2001 (April 9, 2001 as to Note 9) on the statutory basis financial statements of Acacia National Life Insurance Company and of our report dated February 16, 2001 on the financial statements of the subaccounts of Acacia National Variable Annuity Separate Account II appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Services" in such Statement of Additional Information.


/s/ Deloitte & Touche LLP


Lincoln, Nebraska
April 9, 2001